IT 99

EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/08/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD’S MOMENTUM CONTINUES; JULY COMPARABLE SALES UP 3.8%

U.S. comparable sales up 1.9% for the month; 4.8% year-to-date July
Europe comparable sales up 5.0% for the month; 4.3% year-to-date July
Asia/Pacific, Middle East & Africa comparable sales up 5.4% for the month; 5.6% year-to-date July

OAK BROOK, IL - McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants worldwide increased 6.7% in July, or 4.9% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, "Our strategic focus on serving customers an effective balance of new products and classic menu favorites, as well as premium products and everyday value in convenient, contemporary restaurants is driving solid performance in every area of the world. Our new Snack Wrap - launched in the U.S. last week - is one example of how we are successfully building sales by appealing to customers across these multiple dimensions."
McDonald’s U.S. business momentum continued in July with comparable sales increasing 1.9%, due to the ongoing popularity of the Company’s breakfast menu featuring the new Premium Roast Coffee.
Comparable sales rose 5.0% in Europe driven by positive results in substantially all markets including France, the United Kingdom and Germany. The Company’s three-tiered menu approach, with an emphasis in July on premium products complemented by special summertime dessert offerings, contributed to Europe’s strong performance.
In Asia/Pacific, Middle East and Africa, comparable sales were up 5.4%, primarily due to strong sales in Japan.
Skinner concluded: "We are energized by our success and the significant opportunities that lie ahead. We intend to continue seizing our growth opportunities by further improving the McDonald’s experience with even greater menu choice, variety and value; compelling marketing, outstanding service and enhanced convenience."

Percent Inc/ (Dec)
	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended July 31,	2006	2005	Reported	Currency

McDonald’s Restaurants*	3.8	4.9	6.7	4.9
Major Segments:
U.S.	1.9	4.9	2.5	2.5
Europe	5.0	5.3	12.1	6.3
APMEA**	5.4	4.1	6.0	7.6

Year-To-Date July 31,

McDonald’s Restaurants*	5.1	3.9	5.4	6.2
Major Segments:
U.S.	4.8	5.0	5.6	5.6
Europe	4.3	1.9	2.8	5.4
APMEA**	5.6	3.5	3.5	7.7

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of July 2006, this calendar shift/trading day adjustment consisted of one more Monday and one less Friday, compared with July 2005. The resulting adjustment varied around the world, averaging down nearly 1%.

Upcoming Communications
McDonald’s tentatively plans to release August sales on September 12, 2006.

         McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Additional Information
In connection with the proposed disposition by McDonald’s of its interest in Chipotle Mexican Grill, Inc. via a tax-free exchange offer, Chipotle will file with the Securities and Exchange Commission a registration statement that will include an exchange offer prospectus. The prospectus will contain important information about the disposition and related matters. Investors and security holders are urged to read the prospectus, and any other relevant documents filed with the SEC, when they become available and before making any investment decision. Neither McDonald’s, Chipotle nor any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer. You will be able to obtain a free copy of the prospectus (when available) and other related documents filed with the SEC by McDonald’s and Chipotle at the SEC’s web site at www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald’s at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.

Forward-Looking Statements
         Information in this communication contains forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the exchange offer, including future financial and operating results, and each company’s plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald’s Corporation with the SEC, such as annual and quarterly reports and the prospectus (when available). McDonald’s Corporation disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

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